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                                                                   EXHIBIT 10.18

                      Greenwich Technology Partners, Inc.
                               43 Gatehouse Road
                          Stamford, Connecticut 09602

December 1, 1998

Mr. Dennis M. Goett
140 Old Farm Road South
Pleasantville, New York 10570

Dear Mr. Goett:

Pursuant to our letter of agreement dated December 1, 1998, the following modifications are made by our mutual consent to that letter agreement between us:

1. Severance: Upon termination for reasons other than Cause (as defined in such letter agreement), you will be receive three (3) months salary and benefits.

2. Additional Options: At each of the first three (3) anniversary dates of your employment, you are eligible to receive incentive stock options to purchase 33,333 shares (an aggregate of 100,000 shares over the three year period). These additional options will vest immediately upon grant and will have an exercise price per share of $.30. These additional options will be granted based upon the achievement of certain objectives contained on the attached Schedule A, hereto. It is understood that these options will be subject to the approval of the Board of Directors and an Option Agreement between the Company and you.

These provisions are in addition to the terms and conditions our letter agreement dated December 1, 1998 and pursuant to the terms of that letter agreement the foregoing provisions are hereby incorporated therein.

Sincerely,
Greenwich Technology Partners, Inc.

By: /s/ Joseph Beninati
    -----------------------
    Joseph P. Beninati
    Chief Executive Officer

I have carefully read the above provisions and acknowledge and accept them as terms and conditions to our letter agreement dated December 1, 1998.

/s/ Dennis M. Goett
---------------------------
Dennis M. Goett